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                                                                     Exhibit T3A

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PLANET HOLLYWOOD INTERNATIONAL, INC.

          The undersigned, being the Vice President of Planet Hollywood International, Inc., a Delaware corporation (the "Corporation"), originally incorporated in the State of Delaware on December 14, 1994, whose Certificate of Incorporation was previously amended and restated on March 24, 2000, who filed a petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Middle District of Florida on October 19, 2001, which court entered an order on January 6, 2003 approving and confirming the Third Amended Joint Plan of Reorganization, as Modified, Submitted by Planet Hollywood International, Inc., et al., hereby certifies that, for the purpose of further amending and restating its Certificate of Incorporation, the following amended and restated certificate of incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of
Delaware:

                                    ARTICLE I
                                      Name

          The name of the Corporation is PLANET HOLLYWOOD INTERNATIONAL, INC.

                                   ARTICLE II
                           Registered Office and Agent

          The street address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, ste 400, Wilmington, New Castle County, Delaware 19808.

          The name of the registered agent of the Corporation at that address is Corporation Service Company.

                                   ARTICLE III
                                 Mailing Address

          The mailing address of the Corporation is 8663 Commodity Circle, Orlando, Florida 32819.

                                   ARTICLE IV
                                    Duration

          This Corporation shall exist perpetually.

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                                    ARTICLE V
                                     Purpose

          The purpose or purposes of the Corporation are:

          (1) To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; and

          (2) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or any other law of Delaware or by this Second Amended and Restated Certificate of Incorporation together with any power incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

                                   ARTICLE VI
                                  Capital Stock

          SECTION 1. Capital Stock.

          (a) Common Stock. The total number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000), all consisting of common stock, $1.00 par value (the "Common Stock").

          (b) Bankruptcy Code Override. Notwithstanding anything to the contrary set forth in this Article VI, the Corporation shall not issue any non-voting equity securities; provided, however, that this provision, included in this Second Amended and Restated Certificate of Incorporation in compliance with
Section 1123(a)(6) of the Bankruptcy Code shall have no force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code and shall be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation.

          (c) Cancellation of Existing Stock. Upon the filing in the Office of the Secretary of State of the State of Delaware of this Second Amended and Restated Certificate of Incorporation, the shares of Class A Common Stock, par value $.01 per share, and the shares of Class B Common Stock, par value $1.00 per share of the Corporation issued and outstanding immediately prior to the time when this Second Amended and Restated Certificate of Incorporation becomes effective (collectively, the "Old Common Stock"), are hereby automatically canceled and extinguished. Upon the filing in the Office of the Secretary of State of the State of Delaware of this Second Amended and Restated Certificate of Incorporation, each certificate which prior to such filing evidenced Old Common Stock shall be deemed canceled and extinguished.

          The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

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          SECTION 2. Common Stock - General Provisions. Shares of Common Stock
authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares of Common Stock or other equity securities issued or to be issued by the Corporation.

          In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

          SECTION 3. Common Stock - Other Provisions.

          (a) Voting Rights. With respect to all matters upon which stockholders are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in the name of such stockholders on the record of stockholders.

          (b) Dividends and Distributions. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that in no event may the rate of any dividend payable on outstanding shares of any class of Common Stock be greater than the dividend rate payable on outstanding shares of the other class of Common Stock.

          (c) Options, Rights or Warrants. The Corporation may make offerings of options, rights or warrants to subscribe for shares of capital stock of the Corporation to holders of Common Stock only if an offering is made simultaneously to all the holders of Common Stock. All such offerings of options, rights or warrants shall offer all holders of Common Stock the same right to subscribe at the same rate per share.

                                   ARTICLE VII
                               Board of Directors

          SECTION 1. Power and Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, or this Second Amended and Restated Certificate of Incorporation and the By-laws of the Corporation.

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          SECTION 2. Number and Terms. The number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Bylaws of the Corporation.

          SECTION 3. Vacancies. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director or through an increase in the number of directors of any class, shall be filled at a special meeting of the shareholders duly called for such purpose and in the manner provided in this Second Amended and Restated Certificate of Incorporation for the annual election of directors.

          SECTION 4. Other Provisions. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          SECTION 5. Initial Directors. The initial directors of the Corporation shall be (a) Robert Earl, Thomas Avallone and Douglas P. Teitelbaum, the three persons identified as such in the Third Amended Joint Plan of Reorganization, as Modified, dated November 4, 2002 (the "Plan"), submitted by the Corporation to the United States Bankruptcy Court for the Middle District of Florida (the "Court") in the Corporation's proceedings under chapter 11 of the Bankruptcy Code, as confirmed by the Court on January 6, 2003; and (b) Edward Rogers and Steve Grapstein, as the two additional persons contemplated by the Plan.

                                  ARTICLE VIII
                                     Bylaws

          The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors. The stockholders of the Corporation may adopt, amend or repeal the Bylaws of the Corporation only by the affirmative vote of holders of at least 66 2/3% of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally on matters requiring the approval of stockholders (the "Voting Stock").

                                   ARTICLE IX
                              Stockholder Meetings

          Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and noticed meeting of stockholders and may not be taken by consent in writing, unless such action requiring or permitting stockholder approval is approved by a majority of the directors then in office. An action required or permitted to be taken by the stockholders which has been approved by a majority of the directors may be taken by consent in writing if the consent is signed by the record holders of no less than the Voting Stock that would otherwise be required for approval of such action.

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                                    ARTICLE X
                                 Indemnification

          SECTION 1. No Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (but any such amendment shall not be deemed to increase the liability of any directors of the Corporation for past acts or omissions of any such person insofar as such amendment decreases the extent of liability protection that said law permitted the Corporation to provide prior to such amendment).

          SECTION 2. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), indemnify any and all persons whom it shall have the power to indemnify under said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

          SECTION 3. Modifications. Any repeal or modification of this Article X shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation, or any other person covered under this Article X, existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

                                   ARTICLE XI
                                   Amendments

          The provisions set forth in Articles VI, VII, VIII, IX, X and in this
Article XI may not be repealed, rescinded, altered or amended, and no other provision may be adopted which is inconsistent therewith or impairs in any way the operation or effect thereof, except by the affirmative vote of holders of not less than 66 2/3% of the Voting Stock.

          Consistent with the preceding sentence, the Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Second Amended and Restated Certificate of Incorporation as prescribed by applicable law.

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          IN WITNESS WHEREOF, the Corporation has caused this Third Amended and
Restated Certificate of Incorporation to be executed in its corporate name this 31st day of March, 2003.

                                                 PLANET HOLLYWOOD INTERNATIONAL,
                                                 INC., a Delaware corporation


                                                 By:
                                                     ---------------------------
                                                 Name: Mark Helm
                                                 Title: Vice President

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